Exhibit 99.1

U.S. Physical Therapy Reports Record Results and Raises 2014 Earnings Guidance

HOUSTON--(BUSINESS WIRE)--August 7, 2014--U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the second quarter and six months ended June 30, 2014.

U.S. Physical Therapy’s net income attributable to common shareholders from continuing operations for the second quarter of 2014 increased by 26.6% to $6.4 million as compared to approximately $5.1 million in the second quarter of 2013. Diluted earnings per share from continuing operations rose to $.53 in the recent quarter as compared to $.42 in the comparable 2013 period.

U.S. Physical Therapy’s net income attributable to common shareholders from continuing operations for the first six months of 2014 increased by 19.4% to $10.7 million as compared to approximately $8.9 million in the first six months of 2013. Diluted earnings per share from continuing operations rose to $.87 in the recent period as compared to $.74 in the comparable 2013 period.

Second Quarter 2014 Compared to Second Quarter 2013 from Continuing Operations

  Net revenues increased 16.9% from $66.9 million in the second quarter of 2013 to $78.2 million in the second quarter of 2014, due to an increase in patient visits of 17.1% from 613,900 to 718,800 and a slight increase in the average net revenue per visit to $106.39 from $106.25.
  Total clinic operating costs were $56.4 million, or 72.1% of net revenues, in the second quarter of 2014, as compared to $49.3 million, or 73.7% of net revenues, in the 2013 period. Total clinic salaries and related costs, including that from new clinics, were 51.3% of net revenues in the recent quarter versus 53.1% in the 2013 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 19.4% for the recent quarter versus 18.8% in the 2013 period. The provision for doubtful accounts as a percentage of net revenues was 1.3% for the 2014 period and 1.8% in the 2013 period.
  The gross margin for the second quarter of 2014 increased by 24.2% to $21.8 million from $17.6 million in the second quarter of 2013. The gross margin percentage was 27.9% for the 2014 quarter as compared to 26.3% for the comparable 2013 period.
  Corporate office costs were $7.6 million in the second quarter of 2014 as compared to $6.5 million in the 2013 second quarter. Corporate office costs were 9.7% of net revenues in the current period and 9.8% for the comparable 2013 period.
  Operating income for the recent quarter increased by 28.6% to $14.2 million compared to $11.1 million in the 2013 second quarter.
  Interest expense was $0.3 million in the second quarter of 2014 versus $0.1 million in the second quarter of last year. The increase in interest expense is due to a higher average debt balance as the result of acquisitions.
  The provision for income taxes for the 2014 period was $4.5 million and for the 2013 period $3.3 million. The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 41.0% in the 2014 second quarter and 38.8% in the 2013 second quarter.
  Net income attributable to non-controlling interests, inclusive of discontinued operations, was $3.0 million in the recent quarter as compared to $2.5 million in the year earlier period.
  Net income attributable to common shareholders for the three months ended June 30, 2014 was $6.4 million compared to $5.1 million for the three months ended June 30, 2013. Diluted earnings per share from continuing operations were $.53 for the 2014 period and $.42 for the 2013 period.
  Same store visits increased 4.6% for de novo and acquired clinics open for one year or more and same store revenue increased 4.1% as the average net rate per visit decreased by $.58.

First Six Months 2014 Compared to First Six Months 2013 from Continuing Operations

  Net revenues increased 14.2% from $129.6 million in the first six months of 2013 to $148.0 million in the first six months of 2014, due to an increase in patient visits of 14.4% from 1,191,000 to 1,363,000. The average net revenue per visit remained relatively the same for the two periods at $106.31 for the current period and $106.30 for the comparable 2013 period.
  Total clinic operating costs were $109.5 million, or 74.0% of net revenues, in the first six months of 2014, as compared to $97.2 million, or 75.0% of net revenues, in the 2013 period. Total clinic salaries and related costs were 52.7% of net revenues in the first six months of 2014 versus 53.7% in the 2013 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 19.9% for the recent period versus 19.5% in the 2013 period. The provision for doubtful accounts as a percentage of net revenues was 1.4% for the 2014 period and 1.8% in the 2013 period.
  The gross margin for the first six months of 2014 increased by 18.6% to $38.5 million from $32.4 million in the first six months of 2013. The gross margin percentage was 26.0% for the 2014 first six months as compared to 25.0% for the comparable 2013 period.
  Corporate office costs were $14.7 million in the first six months of 2014 as compared to $12.9 million in the 2013 first six months. Corporate office costs were 10.0% of net revenues in both periods.
  Operating income for the first six months of 2014 increased by 21.8% to $23.7 million compared to $19.5 million in the 2013 first six months.
  Interest expense was $0.6 million in the first six months of 2014 versus $0.3 million in the first six months of last year. The increase in interest expense is due to a higher average outstanding debt balance as the result of acquisitions.
  The provision for income taxes for the 2014 period was $7.4 million and for the 2013 period $5.8 million. The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 41.0% in the 2014 first six months and 38.8% in the 2013 first six months.
  Net income attributable to non-controlling interests, inclusive of discontinued operations, was $5.1 million in the first six months of 2014 as compared to $4.3 million in the year earlier period.
  Net income attributable to common shareholders for the six months ended June 30, 2014 was $10.7 million compared to $8.9 million for the six months ended June 30, 2013. Diluted earnings per share from continuing operations were $.87 for the 2014 period and $.74 for the 2013 period.
  Same store visits increased 2.7% for de novo and acquired clinics open for one year or more and revenue increased 1.9% as the average net rate per visit decreased by $.83.

Chris Reading, Chief Executive Officer, said, “I am extremely proud of our entire team for their persistence and perseverance in executing our Company’s plan for this year. Our partners, directors and sales teams are working well together to drive referrals and deliver superior service. Our Fit2WRK group continues to land terrific employer accounts which have assisted us in further improving our payor base while also driving new customers into our many partnerships around the country. Our abundant internal development resources are assisting our very capable acquired and long-standing de novo partnerships with organic as well as tuck-in opportunities which will further assist in our ability to positively impact more patients' lives in the communities in which we serve. While the environment is challenging many providers, we continue to be delighted with the quality of the people we are attracting to our team.”

Larry McAfee, Chief Financial Officer, noted, “U.S. Physical Therapy’s net free cash flow remains strong. During the second quarter the Company’s total debt was reduced slightly despite a 13 clinic acquisition for $11.2 million in April.”

Management Earnings Guidance

U.S. Physical Therapy’s management is revising and raising the Company’s earnings guidance from continuing operations for the year 2014 to be in the range of $20.0 million to $20.9 million in net income and $1.64 to $1.70 in diluted earnings per share. Earlier guidance issued in March was for annual net income in the range of $18.8 million to $19.6 million and $1.53 to $1.60 in diluted earnings per share. Management’s guidance range represents projected earnings from existing operations only and excludes future potential acquisitions. The annual guidance figures will not be updated unless there is a material development that causes management to believe that earnings will be significantly outside the given range.

U.S. Physical Therapy Declares Quarterly Dividend

The third quarterly dividend of 2014 for $.12 per share will be paid on September 5 to shareholders of record as of August 18.

Second Quarter 2014 Conference Call

U.S. Physical Therapy's management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on Thursday, August 7, 2014 to discuss the Company’s Quarter and First Six Months Ended June 30, 2014 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and entering reservation number 70143106 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until November 7, 2014.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  changes as the result of government enacted national healthcare reform;
  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  business and regulatory conditions including federal and state regulations;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  revenue and earnings expectations;
  general economic conditions;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain operations and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  acquisitions, purchase of non-controlling interests (minority interests) and the successful integration of the operations of the acquired businesses;
  maintaining adequate internal controls;
  availability, terms, and use of capital; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer applicable.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 491 outpatient physical and occupational therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 17 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net patient revenues	$76,470	$65,227	$144,867	$126,659
Other revenues	1,731	1,642	3,101	2,966
Net revenues	78,201	66,869	147,968	129,625
Clinic operating costs:
Salaries and related costs	40,109	35,526	78,051	69,585
Rent, clinic supplies, contract labor and other	15,205	12,550	29,421	25,284
Provision for doubtful accounts	1,054	1,198	2,004	2,295
Closure costs	(2)	8	11	26
Total clinic operating costs	56,366	49,282	109,487	97,190
Gross margin	21,835	17,587	38,481	32,435
Corporate office costs	7,614	6,528	14,746	12,941
Operating income from continuing operations	14,221	11,059	23,735	19,494
Interest and other income, net	-	1	1	3
Interest expense	(332)	(130)	(585)	(265)
Income before taxes from continuing operations	13,889	10,930	23,151	19,232
Provision for income taxes	4,469	3,288	7,408	5,781
Net income from continuing operations including non-controlling interests	9,420	7,642	15,743	13,451
Discontinued operations, net of tax	-	(268)	-	(468)
Net income including non-controlling interests	9,420	7,374	15,743	12,983
Less: net income attributable to non-controlling interests	(2,988)	(2,460)	(5,083)	(4,348)
Net income attributable to common shareholders	$6,432	$4,914	$10,660	$8,635
Basic earnings per share attributable to common shareholders:
From continuing operations	$0.53	$0.42	$0.88	$0.74
From discontinued operations	-	(0.01)	-	(0.02)
Basic	$0.53	$0.41	$0.88	$0.72
Diluted earnings per share attributable to common shareholders:
From continuing operations	$0.53	$0.42	$0.87	$0.74
From discontinued operations	-	(0.01)	-	(0.02)
Diluted	$0.53	$0.41	$0.87	$0.72
Shares used in computation:
Basic	12,224	12,089	12,177	12,022
Diluted	12,226	12,110	12,184	12,044

Dividends declared per common share	$0.12	$0.10	$0.24	$0.20
Earnings attributable to common shareholders:
From continuing operations	$6,432	$5,079	$10,660	$8,930
From discontinued operations	-	(165)	-	(295)
	$6,432	$4,914	$10,660	$8,635

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS PER SHARE (IN THOUSANDS, EXCEPT PER SHARE DATA) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Earnings attributable to common shareholders:
From continuing operations	$6,432	$5,079	$10,660	$8,930
From discontinued operations	-	(165)	-	(295)
	6,432	4,914	10,660	8,635
Revaluation of redeemable non-controlling interests, net of tax *	(119)	-	(1,086)	-
	$6,313	$4,914	$9,574	$8,635

Diluted earnings per share attributable to common shareholders:
From continuing operations	$0.53	$0.42	$0.87	$0.74

Basic earnings per share attributable to common shareholders:
From continuing operations	$0.53	$0.42	$0.88	$0.74
Charges to additional-paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	(0.01)	-	(0.09)	-
From discontinued operations	-	(0.01)	-	(0.02)
Basic	$0.52	$0.41	$0.79	$0.72
Diluted earnings per share attributable to common shareholders:
From continuing operations	$0.53	$0.42	$0.87	$0.74
Charges to additional-paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	(0.01)	-	(0.09)	-
From discontinued operations	-	(0.01)	-	(0.02)
Diluted	$0.52	$0.41	$0.78	$0.72
Shares used in computation:
Basic earnings per share - weighted-average shares	12,224	12,089	12,177	12,022
Effect of dilutive securities - stock options	2	21	7	22
Denominator for diluted earnings per share - adjusted weighted-average shares	12,226	12,110	12,184	12,044

* Actual purchases of non-controlling interests in two partnerships; recorded as a change in additional-paid-in capital, not reflected in statement of operations or net income.

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT SHARE DATA)

	June 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,934	$12,898
Patient accounts receivable, less allowance for doubtful accounts of $1,713 and $1,430, respectively	34,286	30,820
Accounts receivable - other, less allowance for doubtful accounts of $198 and $198, respectively	1,924	1,844
Other current assets	2,703	4,098
Total current assets	51,847	49,660
Fixed assets:
Furniture and equipment	41,310	38,965
Leasehold improvements	22,065	21,891
	63,375	60,856
Less accumulated depreciation and amortization	47,517	45,896
	15,858	14,960
Goodwill	156,207	143,955
Other intangible assets, net	15,727	14,479
Other assets	1,141	1,081
	$240,780	$224,135

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	$1,835	$1,722
Accrued expenses	20,112	20,625
Current portion of notes payable	850	825
Total current liabilities	22,797	23,172
Notes payable	450	650
Revolving line of credit	45,000	40,000
Deferred rent	1,095	996
Other long-term liabilities	6,053	4,196
Total liabilities	75,395	69,014
Commitments and contingencies
Redeemable non-controlling interests	1,086	4,104
Shareholders' equity:
U.S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 14,450,836 and 14,315,882 shares issued, respectively	145	143
Additional paid-in capital	41,306	40,569
Retained earnings	126,934	119,206
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U.S. Physical Therapy, Inc. shareholders' equity	136,757	128,290
Non-controlling interests	27,542	22,727
Total equity	164,299	151,017
	$240,780	$224,135

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(unaudited)

	Six Months Ended June 30,
	2014	2013
OPERATING ACTIVITIES
Net income including non-controlling interests	$15,743	$12,983
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:	-	-
Depreciation and amortization	2,825	2,730
Provision for doubtful accounts	2,004	2,282
Equity-based awards compensation expense	1,593	1,370
Loss on sale of business and sale or abandonment of assets, net	34	84
Excess tax benefit from exercise of stock options	(215)	-
Deferred income tax	2,422	(796)
Other	-	33
Changes in operating assets and liabilities:	-	-
Increase in patient accounts receivable	(4,442)	(2,542)
(Increase) decrease in accounts receivable - other	(80)	4
Decrease in other assets	1,540	3,867
(Decrease) increase in accounts payable and accrued expenses	(774)	682
Increase in other liabilities	404	19
Net cash provided by operating activities	21,054	20,716
INVESTING ACTIVITIES	-
Purchase of fixed assets	(2,132)	(2,394)
Purchase of businesses, net of cash acquired	(10,750)	(9,998)
Acquisitions of non-controlling interests	(4,945)	(1,064)
Proceeds on sale of business and fixed assets, net	38	15
Net cash used in investing activities	(17,789)	(13,441)
FINANCING ACTIVITIES
Distributions to non-controlling interests	(4,982)	(4,410)
Cash dividends to shareholders	(2,932)	(2,418)
Proceeds from revolving line of credit	77,000	62,550
Payments on revolving line of credit	(72,000)	(64,200)
Payment of notes payable	(575)	(234)
Excess tax benefit from stock options exercised	215	33
Other	45	20
Net cash used in financing activities	(3,229)	(8,659)
Net increase in cash	36	(1,384)
Cash - beginning of period	12,898	11,671
Cash - end of period	$12,934	10,287
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$3,235	$1,999
Interest	$657	$237
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$400	$800
Revaluation of redeemable non-controlling interests	$1,841	$-

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC COUNT

Number
of
Date	Clinics

December 31, 2012	431

March 31, 2013	441
June 30, 2013	449
September 30, 2013	447
December 31, 2013	472

March 31, 2014	472
June 30, 2014	486

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, (713) 297-7000
Chief Financial Officer
or
Chris Reading, (713) 297-7000
Chief Executive Officer
or
Westwicke Partners
Bob East, (443) 213-0502